EXHIBIT 99.2

VCA ANTECH, INC. PROVIDES FINANCIAL GUIDANCE FOR FISCAL YEAR 2002


LOS ANGELES, CA, FEBRUARY 21, 2002 - VCA ANTECH, INC. (NASDAQ NM SYMBOL: WOOF), a leading animal health care company in the United States, today announced financial guidance for fiscal year 2002.

The Company is publicly disclosing its financial guidance in response to guidelines of the Securities and Exchange Commission`s Regulation FD. The Company intends to publish updated guidance quarterly.

The Company will discuss this financial guidance during its conference call on Thursday, February 21, 2002 at 4:30 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at HTTP://INVESTOR.VCAANTECH.COM. The conference call can be accessed via telephone by dialing (800) 289-0496. Interested parties should call at least ten minutes prior to the conference call to register. In addition, a replay of the call can be accessed until 12:00 a.m. Eastern Time on Thursday, February 28, 2002 by visiting the Company's website or by calling (888) 203-1112.

Financial guidance (dollars in millions, except per share amounts):

Revenue                              $434 - $444

Internal Revenue Growth:
        Animal Hospitals                 3% - 5%
        Laboratories                     7% - 9%

Annualized Animal Hospital
    Revenue Acquired                   $18 - $25

EBITDA (1)                            $98 - $101

Net Income                             $24 - $25

Diluted outstanding shares          37.3 million

EPS:
Q1                                         $0.12
Q2                                         $0.25
Q3                                         $0.20
Q4                                         $0.07
Year                                       $0.64


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(1) EBITDA is operating income, before depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP. Although EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filings with the Securities and Exchange Commission on Forms S-1 and S-4 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

VCA ANTECH, INC. owns, operates and manages the largest network of free-standing veterinary hospitals and the largest network of veterinary-exclusive clinical laboratories in the country.


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